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Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Principal Protected Asia FX Bull Notes Due November 30, 2007
Final Term Sheet

Principal Amount:	$35,100,000
Pricing Date:	June 6, 2006
Issue Date:	June 20, 2006
Maturity Date:	November 30, 2007, unless such day is not a Business Day, in which case the Maturity Date shall be the next day that is a Business Day.
Initial Issue Price:	99.50%
Underwriting commission:	0.00%
Proceeds to Issuer:	99.50% ($34,924,500)
Initial spot exchange rates:	JPY per USD = 109.07 CNY per USD = 8.0020 KRW per USD = 935.00 SGD per USD = 1.5670 TWD per USD = 31.58 IDR per USD = 8,950.00 MYR per USD = 3.5740 THB per USD = 37.75
Determination Date:	November 15, 2007. If November 15, 2007 is not a Business Day, then the Determination Date will be the tenth Business Day immediately preceding the Maturity Date.
CUSIP:	00254EBG6

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.

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AB SVENSK EXPORTKREDIT (Swedish Export Credit Corporation)
Principal Protected Asia FX Bull Notes Due November 30, 2007 Final Term Sheet